EXHIBIT 10.3

CALIPER LIFE SCIENCES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

[As Amended and Restated Effective as of April 10, 2009]

SECTION 1.
PURPOSE

Caliper Life Sciences, Inc.’s Non-Employee Director Compensation Policy (the “Policy”) has been established by Caliper Life Sciences, Inc (the “Company”) to attract and retain as members of its Board of Directors persons who are not full-time employees of the Company or any of its subsidiaries but whose business experience and judgment are a valuable asset to the Company and its subsidiaries.

SECTION 2.
DIRECTORS COVERED

As used in this Policy, the term “Director” means any person who is elected to the Board of Directors of the Company and is not a full-time employee of the Company or any of its subsidiaries.

SECTION 3.
ANNUAL RETAINERS PAYABLE TO DIRECTORS

3.1                                 Annual Retainer.  Each Director, other than any Director serving as Chairman, shall be entitled to an annual retainer fee of Forty Thousand Dollars ($40,000), and any Director serving as Chairman shall be entitled to an annual retainer fee of Fifty Thousand Dollars ($50,000), in each case payable quarterly in arrears for each calendar quarter or portion thereof that s/he holds such office with the Company.

3.2                                 Audit Committee Retainers.  The annual cash retainer paid to the Directors serving on the Audit Committee shall be Four Thousand Dollars ($4,000) per year; and the annual retainer paid to the Director serving as Chair of the Audit Committee shall be Ten Thousand Dollars ($10,000) per year, in each case payable quarterly in arrears for each calendar quarter or portion thereof that s/he holds such office with the Company.

3.3                                 Compensation and Corporate Governance and Nominating Committee Retainers.  The annual cash retainer paid to Directors serving on the Compensation Committee or the Corporate Governance and Nominating Committee shall be Two Thousand Dollars ($2,000) per year; and the annual retainer paid to the Director serving as Chair of either of these Committees shall Five Thousand Dollars ($5,000 per year), in each case payable quarterly in arrears for each calendar quarter or portion thereof that s/he holds such office with the Company.

SECTION 4.
NON-DISCRETIONARY EQUITY GRANTS TO DIRECTORS

4.1                                 Initial Equity Grants.  Without any further action of the Board, each person who is elected or appointed for the first time to be a Director automatically shall, upon the date of his or her initial election or appointment to be a Director, be granted an option to purchase Twenty-Five Thousand (25,000) shares of Common Stock of the Company (“Common Stock”).  Each such initial equity grant shall vest in equal portions on a monthly basis for forty-eight (48) months from the date of grant during the Director’s active service as a director of the Company.

4.2                                 Annual Equity Grants.  Without any further action of the Board, each Director shall be granted the following equity awards on an annual basis:

(a)                       on the day following each Annual Meeting of the stockholders of the Company (each, an “Annual Meeting”), commencing with the Annual Meeting in 2009, each person who is then a Director, other than any Director serving as Chairman of the Board, and has been a Director for at least six (6) months, automatically shall be granted an equity award with an aggregate total value of Thirty Five Thousand Dollars ($35,000), comprised of (i) an award of restricted Common Stock for such number of shares of Common Stock as is equal to Seventeen Thousand Five Hundred Dollars ($17,500) divided by the fair market value of a share of Common Stock on the date of such grant and (ii) an option to purchase the number of shares of Common Stock that will result in such option have a fair value of Seventeen Thousand Five Hundred Dollars ($17,500) on the date of such grant, as measured by the option valuation model then used by the Company for its financial statement reporting purposes.

(b)                      on the day following each Annual Meeting, commencing with the Annual Meeting in 2009, any Director who is then serving as Chairman of the Board, automatically shall be granted an equity award with an aggregate total value of Fifty Thousand Dollars ($50,000), comprised of (i) an award of restricted Common Stock for such number of shares of Common Stock as is equal to Twenty Five Thousand Dollars ($25,000) divided by the fair market value of a share of Common Stock on the date of such grant and (ii) an option to purchase the number of shares of Common Stock that will result in such option have a fair value of Twenty Five Thousand Dollars ($25,000) on the date of such grant, as measured by the option valuation model then used by the Company for its financial statement reporting purposes.

Annual equity awards made to Directors pursuant to this Section 4.2 shall vest one hundred percent (100%) on the date that is twelve (12) months after the date of grant, provided that the Director receiving such grant continues to serve as an active director of the Company on such date.

SECTION 5.
MISCELLANEOUS

5.1                                 No Implied Rights.  Establishment of this Policy and coverage hereunder of any person shall not be construed to confer any right on the part of such person to be nominated for reelection to the Board of Directors of the Company, or to be reelected to the Board of Directors.

5.2                                 Amendment or Discontinuance of this Policy.  While the Company expects to continue this Policy, it must necessarily reserve, and does hereby reserve, the right to amend or discontinue this Policy at any time, at the discretion of the Board of Directors of the Company; provided, however, that any amendment or discontinuance of this Policy shall be prospective in operation only, and shall not affect either (i) the payment of any Directors’ retainers theretofore earned by any Director, or the conditions under which any such retainers are to be paid under this Policy, or (ii) any equity award previously made to any Director or the conditions of vesting of any such equity award, in each case unless the Director affected shall expressly consent thereto.

5.3                                 Effectiveness of this Policy.  This Policy is intended to amend and restate in its entirety the Non-Employee Directors’ Cash Compensation Plan adopted by the Company’s Board of Directors on February 27, 2007.  This Policy, other than Section 4, shall become effective immediately upon its approval by the Board of Directors of the Company.  The effectiveness of Section 4 of this Policy shall be contingent on the stockholders of the Company approving the 2009 Equity Incentive Plan at the Company’s Annual Meeting of Stockholders for 2009, and if such stockholder approval is not obtained, the equity awards contemplated by Section 4 of this Policy shall be made in accordance with the Company’s 1999 Non-Employee Directors’ Equity Incentive Plan until the termination of such Plan in accordance with its terms.